Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
Strategy Inc’s subsidiaries as of February 19, 2026 are listed below.

821,393 LLC (Delaware)	MicroStrategy Holdings (Hong Kong) Co. Ltd. (Hong Kong)

MacroStrategy LLC (Delaware)	MicroStrategy Ibérica, S.L.U. (Spain)

Macro1 LLC (Delaware)	MicroStrategy India Private Limited (India)

MicroStrategy Administration Corporation (Delaware)	MicroStrategy International Limited (Bermuda)

MicroStrategy Enterprises, Inc. (Delaware)	MicroStrategy International II Limited (Bermuda)

MicroStrategy Management Corporation (Delaware)	MicroStrategy Israel Ltd. (Israel)

MicroStrategy Services Corporation (Delaware)	MicroStrategy Italy S.r.l. (Italy)

Reporting Technologies, Inc. (Delaware)	MicroStrategy Japan Kabushiki Kaisha (MicroStrategy Japan Inc.) (Japan)

SMCR Corp. (Delaware)	MicroStrategy Korea Co., Ltd. (Korea)

Strategy.com Incorporated (Delaware)	MicroStrategy Limited (United Kingdom)

Usher Incorporated (Delaware)	MicroStrategy México, S. de R.L. de C.V. (Mexico)

MicroStrategy (Saudi Arabia)	MicroStrategy Middle East FZ-LLC (UAE – Dubai Free Zone)

MicroStrategy Austria GmbH (Austria)	MicroStrategy Poland sp. z. o. o. (Poland)

MicroStrategy Belgium BVBA (Belgium)	MicroStrategy Portugal, Sociedade Unipessoal, Lda. (Portugal)

MicroStrategy Benelux B.V. (Netherlands)	MicroStrategy Pty. Ltd. (Australia)

MicroStrategy Brasil Ltda. (Brazil)	MicroStrategy Singapore Pte. Ltd. (Singapore)

MicroStrategy Canada Incorporated (Canada)	MicroStrategy South Africa (Proprietary) Limited (South Africa)

MicroStrategy China Technology Center Limited (China)	MicroStrategy Sweden AB (Sweden)

MicroStrategy Denmark ApS (Denmark)	MicroStrategy Switzerland GmbH (Switzerland)

MicroStrategy Deutschland GmbH (Germany)	MicroStrategy Yazilim Hizmetleri Ve Ürünleri Limited Şirketi (Turkey)

MicroStrategy France SARL (France)	Strategy.com International Limited (Bermuda)